Exhibit 10.1

SECOND AMENDMENT TO CREDIT AGREEMENT

dated as of April 1, 2021

among

BONANZA CREEK ENERGY, INC.,
as Borrower,

The Guarantors Party Hereto,

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent and Lender,

and

The Lenders Party Hereto

________________________________________

JPMORGAN CHASE BANK, N.A.,

KEYBANK NATIONAL ASSOCIATION,

WELLS FARGO SECURITIES, LLC

and

CITIBANK, N.A.,

as Joint Lead Arrangers,

and

CAPITAL ONE, NATIONAL ASSOCIATION
and
U.S. BANK NATIONAL ASSOCIATION

as Documentation Agents

Second Amendment to Credit Agreement

This Second Amendment to Credit Agreement (this “Second Amendment”), dated as of April 1, 2021 (the “Second Amendment Effective Date”), is among Bonanza Creek Energy, Inc., a Delaware corporation (the “Borrower”); each of the undersigned guarantors (the “Guarantors”, and together with the Borrower, the “Credit Parties”); each of the Lenders (including each of the New Lenders (as defined below)) that is a signatory hereto; and JPMorgan Chase Bank, N.A., as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”).

Recitals

A.       The Borrower, the Administrative Agent, the Lenders and the Issuing Banks are parties to that certain Credit Agreement dated as of December 7, 2018 (as amended, restated, supplemented or otherwise modified prior to the date hereof, the “Credit Agreement”), pursuant to which the Lenders have, subject to the terms and conditions set forth therein, made certain credit available to and on behalf of the Borrower.

B.       The Borrower has advised the Administrative Agent and the Lenders that it has entered into that certain Agreement and Plan of Merger dated as of November 9, 2020 (as executed, without giving effect to any subsequent amendment or modification thereto except to the extent not prohibited by the terms hereof, the “HighPoint Merger Agreement”), among the Borrower, as “Parent”, Boron Merger Sub, Inc., a Delaware corporation and wholly-owned Domestic Subsidiary of the Borrower (“Merger Sub”), as “Merger Sub”, and HighPoint Resources Corporation, a Delaware corporation (“HighPoint”), as “Company”.

C.       The Borrower intends to commence an exchange offer to effect, among other things, the exchange of any or all of the 7.0% Senior Notes of HighPoint due October 15, 2022 (the “7.0% Notes”) and the 8.75% Senior Notes of HighPoint due June 15, 2025 (the “8.75% Notes”; the 8.75 Notes together with the 7.0% Notes, collectively, the “HighPoint Senior Notes”) for a combination of certain common stock of the Borrower and a maximum principal amount of up to $100,000,000 of unsecured senior notes due 2026 to be issued by the Borrower on the Second Amendment Effective Date (the “Bonanza Senior Notes”), in each case, as further described in the HighPoint Merger Agreement (such exchange offer, the “Exchange Offer Transaction”); provided that the Exchange Offer Transaction is subject to the “Minimum Participation Condition” (as defined in the HighPoint Merger Agreement).

D.       In the event that the Minimum Participation Condition is not satisfied, pursuant to the terms of the HighPoint Merger Agreement, the HighPoint Merger (as defined below) will be consummated via the Prepackaged Plan (as defined in the HighPoint Merger Agreement), subject to the entry of the Confirmation Order (as defined in the HighPoint Merger Agreement) thereof (the “Prepackaged Transaction”). Pursuant to the HighPoint Merger Agreement, including consummation of either the Exchange Offer Transaction or the Prepackaged Transaction, as the case may be, Merger Sub will merge with and into HighPoint, with HighPoint resulting as the surviving company and subsidiary of the Borrower (such transaction, the “HighPoint Merger”).

E.       As a result of the HighPoint Merger, the Credit Parties will own all of the Oil and Gas Properties of HighPoint and its subsidiaries as set forth in the Specified Reserve Report (as defined below)

F.       In connection with this Second Amendment, each of the entities set forth on Annex I hereto (each, a “New Obligated Party” and collectively, the “New Obligated Parties”), will be added as a “Guarantor” under the Credit Agreement and will become a party to (by joinder or otherwise) the Guarantee Agreement and certain Security Instruments.

G.       The Borrower has requested that each of Wells Fargo Bank, N.A. and Comerica Bank (each a “New Lender”, and collectively, the “New Lenders”) become a Lender under the Credit Agreement with a Maximum Credit Amount as of the Second Amendment Effective Date in the amounts shown on Schedule 1.2 to the Credit Agreement (as amended hereby).

H.       The parties hereto desire to enter into this Second Amendment to, among other things, (i) amend the Credit Agreement as set forth in Section 2 hereof, (ii) evidence the increase of the Borrowing Base from $260,000,000 to $500,000,000 as set forth in Section 3.1 hereof and (iii) evidence the increase of the Elected Loan Limit from $260,000,000 to $400,000,000 as set forth in Section 3.2 hereof, in each case, as set forth herein and to be effective as of the Second Amendment Effective Date.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.                   Defined Terms. Each capitalized term which is defined in the Credit Agreement, but which is not defined in this Second Amendment, shall have the meaning ascribed such term in the Credit Agreement, as amended hereby. Unless otherwise indicated, all section references in this Second Amendment refer to the Credit Agreement.

Section 2.                   Amendments. In reliance on the representations, warranties, covenants and agreements contained in this Second Amendment, and subject to the satisfaction of the conditions precedent set forth in Section 5 hereof, the Credit Agreement shall be amended effective as of the Second Amendment Effective Date, in the manner provided in this Section 2.

2.1              Additional Definitions. Section 1.02 of the Credit Agreement is hereby amended to add thereto in alphabetical order the following definitions which shall read in full as follows:

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Available Free Cash Flow Amount” means, as of any date of determination, the result of (a) Free Cash Flow for the four fiscal quarters most recently ended for which a certificate has been delivered pursuant to Section 8.01(n) minus (b) the aggregate amount of all Restricted Payments made in reliance on Section 9.04(e) during the three most recently completed Free Cash Flow Usage Periods and the then current Free Cash Flow Usage Period minus (c) the aggregate amount of all Investments made in reliance on Section 9.05(l) during the three most recently completed Free Cash Flow Usage Periods and the then current Free Cash Flow Usage Period minus (d) the aggregate amount of all Redemptions made in reliance on Section 9.15(b)(iv) during the three most recently completed Free Cash Flow Usage Periods and the then current Free Cash Flow Usage Period.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (f) of Section 5.10.

“Benchmark” means, initially, LIBO Rate; provided that if a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to LIBO Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) or clause (c) of Section 5.10.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(a)       the sum of: (i) Term SOFR and (ii) the related Benchmark Replacement Adjustment;

(b)       the sum of: (i) Daily Simple SOFR and (ii) the related Benchmark Replacement Adjustment;

(c)       the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated syndicated credit facilities at such time and (ii) the related Benchmark Replacement Adjustment;

provided that, in the case of clause (a), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; provided further that, notwithstanding anything to the contrary in this Agreement or in any other Loan Document, upon the occurrence of a Term SOFR Transition Event, and the delivery of a Term SOFR Notice, on the applicable Benchmark Replacement Date the “Benchmark Replacement” shall revert to and shall be deemed to be the sum of (A) Term SOFR and (B) the related Benchmark Replacement Adjustment, as set forth in clause (a) of this definition (subject to the first proviso above).

If the Benchmark Replacement as determined pursuant to clause (a), (b) or (c) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(a)       for purposes of clauses (a) and (b) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent:

(i)       the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;

(ii)       the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and

(b)       for purposes of clause (c) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities;

provided that, in the case of clause (a) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides in its reasonable discretion may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a)       in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(b)       in the case of clause (c) of the definition of “Benchmark Transition Event”, the date of the public statement or publication of information referenced therein;

(c)       in the case of a Term SOFR Transition Event, the date that is thirty (30) days after the date a Term SOFR Notice is provided to the Lenders and the Borrower pursuant to Section 5.10(c); or

(d)       in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Majority Lenders.

For the avoidance of doubt, (a) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (b) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)       a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)       a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)       a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (a) beginning at the time that a Benchmark Replacement Date pursuant to clauses (a) or (b) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 5.10 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 5.10.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Early Opt-in Election” means, if the then-current Benchmark is LIBO Rate, the occurrence of:

(a)       a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(b)       the joint election by the Administrative Agent and the Borrower to trigger a fallback from LIBO Rate and the provision by the Administrative Agent of written notice of such election to the Lenders.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to LIBO Rate.

“Free Cash Flow” means, as of any date of determination, the result of (a) EBITDAX for the four fiscal quarters most recently ended for which a certificate has been delivered pursuant to Section 8.01(n), minus (b) the sum, without duplication, of the following cash expenses or cash charges to the extent added back in the calculation of EBITDAX for such period: (i) interest, (ii) income and franchise taxes, (iii) exploration expenses, including plugging and abandonment expenses, and (iv) to the extent not included in the foregoing and added back in the calculation of EBITDAX for such period, any other cash expense or cash charge that otherwise served to increase EBITDAX for such period, minus (c) the sum, without duplication, of (i) capital expenditures and (ii) cash principal payments in respect of any Debt for borrowed money (other than the Obligations and any Redemptions made under Section 9.15(b)(iv)) that cannot be reborrowed pursuant to the terms of such Debt, in each case, incurred or made by the Borrower and its Consolidated Restricted Subsidiaries during such period, and (d) minus the increase (or plus the decrease) in Working Capital from the last day immediately prior to the four-fiscal quarter period for which EBITDAX is calculated pursuant to the foregoing clause (a).

“Free Cash Flow Usage Period” means, as of any date of determination, the period commencing on the most recent date that is exactly forty-five (45) days after the end of a fiscal quarter or sixty (60) days in the case of the last fiscal quarter of a year and ending on (but not including) the next date that is exactly forty-five (45) days after the end of a fiscal quarter or sixty (60) days in the case of the last fiscal quarter of a year.

“HighPoint Letters of Credit” means the letters of credit described on Schedule 1.4.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Letter of Credit Sublimit” means, with respect to each Issuing Bank, $30,000,000.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Reference Time” with respect to any setting of the then-current Benchmark means (a) if such Benchmark is LIBO Rate, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (b) if such Benchmark is not LIBO Rate, the time determined by the Administrative Agent in its reasonable discretion.

“Relevant Governmental Body” means the Federal Reserve Board or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board or the NYFRB, or any successor thereto.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Reuters” means, as applicable, Thomson Reuters Corp., Refinitiv, or any successor thereto.

“Second Amendment” means that certain Second Amendment to Credit Agreement dated as of the Second Amendment Effective Date among the Borrower, the Guarantors party thereto, the Administrative Agent and the Lenders party thereto.

“Second Amendment Effective Date” means April 1, 2021.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website at approximately 8:00 a.m. (New York City time) on the immediately succeeding Business Day.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Specified Measurement Period” means, with respect to each Specified Swap Compliance Date, the most recently ended four fiscal quarter period for which such financial statements are required to be delivered pursuant to Section 8.01(a) or Section 8.01(b), as the case may be.

“Specified Swap Compliance Date” has the meaning assigned to such term in Section 8.19.

“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR Notice” means a notification by the Administrative Agent to the Lenders and the Borrower of the occurrence of a Term SOFR Transition Event.

“Term SOFR Transition Event” means the determination by the Administrative Agent that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, (b) the administration of Term SOFR is administratively feasible for the Administrative Agent and (c) a Benchmark Transition Event or an Early Opt-in Election, as applicable, has previously occurred resulting in a Benchmark Replacement in accordance with Section 5.10 that is not Term SOFR.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Working Capital” means, at any date, the excess of Current Assets of the Borrower and the other Credit Parties on such date less Current Liabilities of the Borrower and the other Credit Parties on such date other than Revolving Credit Loans and Letters of Credit, all determined on a consolidated basis in accordance with GAAP.

2.2              Amended Definitions. The following definitions contained in Section 1.02 of the Credit Agreement are hereby amended and restated in their respective entireties to read in full as follows:

“Aggregate Maximum Credit Amounts” at any time shall equal the sum of the Maximum Credit Amounts, as the same may be reduced or terminated pursuant to Section 2.05. As of the Second Amendment Effective Date, the Aggregate Maximum Credit Amounts of the Revolving Credit Lenders is $1,000,000,000.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that for the purpose of this definition, the Adjusted LIBO Rate for any day shall be based on the LIBO Screen Rate (or if the LIBO Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 5.07 or Section 5.10 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 5.10(b)), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than 1.50%, such rate shall be deemed to be 1.50% for purposes of this Agreement.

“Arrangers” means, collectively, (a) JPMorgan Chase Bank, N.A., in its capacities as sole bookrunner and a joint lead arranger hereunder and (b) KeyBank National Association, Wells Fargo Securities, LLC and Citibank, N.A., in each case, in their respective capacities as joint lead arrangers hereunder.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Cash Management Bank” means any Person that entered into a Cash Management Agreement with a Credit Party before or while such a Person was a Lender or an Affiliate of a Lender.

“Documentation Agent” means any of (a) Capital One, National Association and (b) U.S. Bank National Association, in each case, as a Documentation Agent.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available) that is shorter than the Impacted Interest Period and (b) the LIBO Screen Rate for the shortest period (for which the LIBO Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time; provided that if the Interpolated Rate shall be less than 0.50%, such rate shall be deemed to be 0.50% for the purposes of this Agreement.

“Issuing Bank” means (a) JPMorgan Chase Bank, N.A., KeyBank National Association, Citibank, N.A. and Wells Fargo Bank, N.A., and (b) if requested by the Borrower and reasonably acceptable to the Administrative Agent, any other Person who is a Lender at the time of such request and who accepts such appointment in writing with the Borrower and the Administrative Agent, in their respective capacities as issuers of Letters of Credit hereunder. Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. References herein and in the Loan Documents to the Issuing Bank shall be deemed to refer to the Issuing Bank in respect of the applicable Letter of Credit or to all Issuing Banks, as the context requires.

“Letter(s) of Credit” means any standby letters of credit issued by any Issuing Bank at the request of the Borrower pursuant to Section 2.07, including without limitation the HighPoint Letters of Credit that are deemed to have been issued pursuant to Section 2.07(a).

“Letter of Credit Maximum Amount” means $50,000,000.

“Letter of Credit Obligations” means at any date of determination, the sum of (a) the aggregate undrawn amount of all Letters of Credit (including, for the avoidance of doubt, the HighPoint Letters of Credit deemed issued pursuant to Section 2.07(a)) then outstanding, and (b) the aggregate amount of Reimbursement Obligations which remain unpaid as of such date.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the LIBO Screen Rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) then the LIBO Rate shall be the Interpolated Rate, provided that if the LIBO Rate shall be less than 0.50%, such rate shall be deemed to be 0.50% for the purposes of this Agreement.

“LIBO Screen Rate” means, for any day and time, with respect to any Eurodollar Borrowing for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for U.S. Dollars for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate), or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion, provided that if the LIBO Screen Rate shall be less than 0.50%, such rate shall be deemed to be 0.50% for the purposes of this Agreement.

“Loan Documents” means this Agreement, the First Amendment, the Second Amendment, the Notes, the Letter of Credit Agreements, the Letters of Credit, the Security Instruments, the Guarantee Agreement and the Proposal Letter.

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or other relevant sanctions authority.

“Total Net Debt” means, as of any date, the difference of (a) consolidated Total Debt of the Borrower and the other Credit Parties and (b) any unrestricted cash and cash equivalents which is subject to a perfected, first priority Lien in favor of the Administrative Agent; provided that the amount in this clause (b) shall not exceed $35,000,000 if any Loans or Letters of Credit are outstanding as of such date of determination.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

2.3              Amendment to Section 2.06 of the Credit Agreement. Section 2.06(e) of the Credit Agreement is hereby amended by inserting the words “after the Second Amendment Effective Date” immediately after the first reference to the word “Debt” therein.

2.4              Amendments to Section 2.07 of the Credit Agreement. Section 2.07 of the Credit Agreement is hereby amended by:

(a)               amending and restating the first sentence of Section 2.07(a) to read in full as follows:

Subject to the terms and conditions of this Agreement, each Issuing Bank may (but shall not be required to) through the Issuing Office, at any time and from time to time from and after the date hereof until five (5) Business Days prior to the Revolving Credit Maturity Date, upon the written request of the Borrower accompanied by a duly executed Letter of Credit Agreement and such other documentation related to the requested Letter of Credit as each Issuing Bank may reasonably require, issue Letters of Credit in Dollars for the account of any Credit Party, (x) in an aggregate amount for all Letters of Credit issued hereunder at any one time outstanding by all Issuing Banks not to exceed the Letter of Credit Maximum Amount and (y) with respect to each Issuing Bank, in an aggregate amount for all Letters of Credit issued hereunder by such Issuing Bank at any one time outstanding not to exceed such Issuing Bank’s Letter of Credit Sublimit without the consent of such Issuing Bank.

(b)               adding a new sentence to the end of Section 2.07(a) to read in full as follows:

Notwithstanding anything to the contrary in the foregoing or Section 6.02(d), the HighPoint Letters of Credit shall be deemed to have been issued hereunder as “Letters of Credit”.

(c)               amending and restating clause (i) appearing in Section 2.07(b) in its entirety to read in full as follows:

(i)       after giving effect to the Letter of Credit requested, (A) the Letter of Credit Obligations do not exceed the Letter of Credit Maximum Amount and (B) each Issuing Bank’s individual Letter of Credit Obligations do not exceed such Issuing Bank’s Letter of Credit Sublimit without the consent of such Issuing Bank;

(d)               deleting the word “and” appearing at the end of clause (vi) of Section 2.07(b);

(e)               replacing the period at the end of clause (vii) of Section 2.07(b) with “; and”; and

(f)                inserting a new clause (viii) immediately after clause (vii) of Section 2.07(b) to read in full as follows:

(viii)       the issuance, extension or amendment of such Letter of Credit would not violate one or more policies of such Issuing Bank applicable to letters of credit generally.

2.5              Amendments to Section 3.03 of the Credit Agreement. Section 3.03 of the Credit Agreement is hereby amended by:

(a)               inserting the words “or other adjustment of the Borrowing Base pursuant to Section 8.13(c) or Section 8.19,” immediately after the first reference to “Interim Redetermination” in clause (c)(ii)(A) therein; and

(b)               replacing the reference to “85%” in clause (c)(ii)(B)(2) therein with “90%”.

2.6              Amendments to Article V of the Credit Agreement. Article V of the Credit Agreement is hereby amended by:

(a)               amending and restating Section 5.06 of the Credit Agreement in its entirety to read in full as follows:

Section 5.06      [Reserved.]

(b)               amending and restating Section 5.10 of the Credit Agreement in its entirety to read in full as follows:

Section 5.10      Alternate Rate of Interest.

(a)       Inability to Determine Rates. Subject to clauses (b), (c), (d), (e), (f) and (g) of this Section 5.10 and Section 5.07, if prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(i)       the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable (including, without limitation, because the LIBO Screen Rate is not available or published on a current basis), for such Interest Period; provided that no Benchmark Transition Event shall have occurred at such time; or

(ii)       the Administrative Agent is advised by the Majority Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, telecopy, electronic mail or fax as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (A) any Revolving Credit Borrowing Request that requests the conversion of any Revolving Credit Borrowing to, or continuation of any Revolving Credit Borrowing as, a Eurodollar Borrowing shall be ineffective, and (B) if any Revolving Credit Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made either as an ABR Borrowing or, at the election of the Borrower with the consent of the Majority Lenders, at an alternate rate of interest determined by the Majority Lenders that represents their cost of funds.

(b)       Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document (provided that any Swap Agreement shall be deemed not to be a “Loan Document” for purposes of this Section 5.10), if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (i) if a Benchmark Replacement is determined in accordance with clause (a) or (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (ii) if a Benchmark Replacement is determined in accordance with clause (c) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Majority Lenders.

(c)       Term SOFR Transition Event. Notwithstanding anything to the contrary herein or in any other Loan Document and subject to the proviso below in this paragraph, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; provided that, this clause (c) shall not be effective unless the Administrative Agent has delivered to the Lenders and the Borrower a Term SOFR Notice. For the avoidance of doubt, the Administrative Agent shall not be required to deliver a Term SOFR Notice after a Term SOFR Transition Event and may do so in its sole discretion.

(d)       Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(e)       Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 5.10, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 5.10.

(f)       Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or LIBO Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(g)       Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Eurodollar Borrowing of, conversion to or continuation of Eurodollar Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Alternate Base Rate.

2.7              Amendment to Section 5.11 of the Credit Agreement. Section 5.11 of the Credit Agreement is hereby amended by amending and restating such section in its entirety to read in full as follows:

Section 5.11      Interest Rates; LIBOR Notifications. The interest rate on Eurodollar Loans is determined by reference to the LIBO Rate, which is derived from the London interbank offered rate. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administrator, the “IBA”) for purposes of the IBA setting the London interbank offered rate. As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on Eurodollar Loans. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate. Upon the occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, Section 5.10(b) and (c) provide the mechanism for determining an alternative rate of interest. The Administrative Agent will promptly notify the Borrower, pursuant to Section 5.10(e), of any change to the reference rate upon which the interest rate on Eurodollar Loans is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “LIBO Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation, (a) any such alternative, successor or replacement rate implemented pursuant to Section 5.10(b) or (c), whether upon the occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, and (b) the implementation of any Benchmark Replacement Conforming Changes pursuant to Section 5.10(d)), including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the LIBO Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.

2.8              Amendment to Section 6.02 of the Credit Agreement. Section 6.02 of the Credit Agreement is hereby amended by amending and restating the first sentence appearing therein in its entirety to read in full as follows:

The obligation of each Lender to make a Loan on the occasion of any Borrowing (including the initial funding, but excluding a Revolving Credit Borrowing to continue or convert any outstanding Revolving Credit Borrowing), and of the Issuing Banks to issue, amend, renew or extend any Letter of Credit (but excluding any automatic renewal or extension of any Letter of Credit, amendment the sole purpose of which is to extend or renew any Letter of Credit and any HighPoint Letter of Credit that is deemed to be issued pursuant to Section 2.07(a)), is subject to the satisfaction of the following conditions (or waiver in accordance with Section 12.02):

2.9              Amendment to Article VII of the Credit Agreement. Article VII of the Credit Agreement is hereby amended by adding a new Section 7.25 immediately after Section 7.24 therein to read in full as follows:

Section 7.25       Plan Assets; Prohibited Transactions. No Credit Party or any of its respective Subsidiaries is an entity deemed to hold “plan assets” (within the meaning of the Plan Asset Regulations), and neither the execution, delivery nor performance of the transactions contemplated under this Agreement, including the making of any Loan and the issuance of any Letter of Credit hereunder, will give rise to a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

2.10          Amendment to Section 7.23 of the Credit Agreement. Section 7.23 of the Credit Agreement is hereby amended and restated in its entirety to read in full as follows:

Section 7.23.      Affected Financial Institutions. No Credit Party is an Affected Financial Institution.

2.11          Amendment to Article VIII of the Credit Agreement. Article VIII of the Credit Agreement is hereby amended by adding a new Section 8.19 immediately after Section 8.18 therein to read in full as follows:

Section 8.19      Swap Agreements. As of (x) the date that is thirty (30) days after the Second Amendment Effective Date and (y) each latest permissible date that any financial statements are required to be delivered pursuant to Section 8.01(a) or Section 8.01(b), commencing with the financial statements required to be delivered pursuant to Section 8.01(b) for the fiscal quarter ending March 31, 2021 (each such date in the foregoing clauses (x) and (y), a “Specified Swap Compliance Date”), the Credit Parties shall be party to Swap Agreements, in the form of fixed-price swaps and purchased put options or collars, in each case, with prices and terms reasonably acceptable to the Administrative Agent, covering not less than fifty percent (50%) of the reasonably anticipated projected production from Oil and Gas Properties constituting Proved Developed Producing Reserves (as reflected in the most recently delivered Reserve Report prior to such Specified Swap Compliance Date) for each of crude oil and natural gas, calculated separately, (a) if the Leverage Ratio is less than 1.0 to 1.0 as of the last day of the most recently ended Specified Measurement Period, for each calendar month of the eighteen (18) calendar month period immediately following the Specified Swap Compliance Date or (b) if the Leverage Ratio is greater than or equal to 1.0 to 1.0 as of the last day of the most recently ended Specified Measurement Period, for each calendar month of the twenty-four (24) calendar month period immediately following the Specified Swap Compliance Date. The Borrower shall not unwind, terminate or enter into any off-setting positions to the hedges required under this Section 8.19 except to the extent necessary to comply with Section 9.14 or in connection with a transaction permitted by Section 9.10(e).

2.12          Amendments to Section 8.01 of the Credit Agreement. Section 8.01 of the Credit Agreement is hereby amended by adding new Sections 8.01(n) and 8.01(o) immediately after Section 8.01(m) therein to read in full as follows:

(n)       Certificate of Financial Officer – Available Free Cash Flow Amount. Concurrently with any delivery of financial statements under Section 8.01(b) and within sixty (60) days after the end of each fiscal year, a certificate of a Financial Officer in form and substance reasonably satisfactory to the Administrative Agent (i) setting forth detailed calculations of the Available Free Cash Flow Amount for the most recently ended four fiscal quarter period (including, with respect to each fiscal quarter ending December 31 of each year, unaudited financial statements necessary to support such calculations) and (ii) certifying as to (and specifying in reasonable detail) the aggregate amount of all Restricted Payments made in reliance on Section 9.04(e), Investments made in reliance on Section 9.05(l) and Redemptions made in reliance on Section 9.15(b)(iv) during the period of three consecutive Free Cash Flow Usage Periods that is ending with the delivery of such certificate.

(o)       Certificate of Financial Officer — Swap Agreement Compliance. Concurrently with each delivery of financial statements under Section 8.01(a) and Section 8.01(b), a certificate of a Financial Officer, in form and substance satisfactory to the Administrative Agent in its reasonable discretion, setting forth that the Credit Parties are in compliance with Section 8.19 as of the applicable Specified Swap Compliance Date and providing supporting information reasonably satisfactory to the Administrative Agent demonstrating compliance with Section 8.19.

2.13          Amendments to Section 8.13(a) of the Credit Agreement. Section 8.13(a) of the Credit Agreement is hereby amended by replacing each reference to “85%” appearing therein with a reference to “90%”.

2.14          Amendments to Section 8.14(a) of the Credit Agreement. Section 8.14(a) of the Credit Agreement is hereby amended by replacing each reference to “85%” appearing therein with a reference to “90%”.

2.15          Amendment to Section 9.01(b) of the Credit Agreement. Section 9.01(b) of the Credit Agreement is hereby amended and restated in its entirety to read in full as follows:

(b)       Leverage Ratio. The Borrower will not permit the Leverage Ratio to be greater than (i) 3.5 to 1.0 as of the last day of any fiscal quarter on or prior to March 31, 2021 and (ii) 3.0 to 1.0 as of the last day of any fiscal quarter thereafter.

2.16          Amendments to Section 9.02 of the Credit Agreement. Section 9.02 of the Credit Agreement is hereby amended by:

(a)               replacing each reference to “3.25” appearing therein with a reference to “2.50”;

(b)               amending and restating the parenthetical appearing in clause (f)(i) to read in full as follows:

(including, with respect to the incurrence of any such Debt after the Second Amendment Effective Date, after giving effect to any automatic reduction of the Borrowing Base required pursuant to Section 2.06(e))

2.17          Amendments to Section 9.04 of the Credit Agreement. Section 9.04 of the Credit Agreement is hereby amended by:

(a)               deleting the word “and” appearing at the end of clause (c) therein;

(b)               replacing the reference to “2.75” appearing in Section 9.04(d)(ii)(A) with a reference to “1.0”;

(c)               replacing the reference to “85%” appearing in Section 9.04(d)(ii)(B) with a reference to “75%”;

(d)               replacing the period at the end of clause (d) therein with “; and”; and

(e)               inserting a new clause (e) immediately after clause (d) therein to read in full as follows:

(e)       any Credit Party may make a Restricted Payment not otherwise permitted under this Section 9.04 in an aggregate amount not to exceed the Available Free Cash Flow Amount at the time made, provided that (i) no Borrowing Base Deficiency, Default or Event of Default has occurred and is continuing, or would result therefrom, and (ii) after giving pro forma effect to such Restricted Payment, (A) the Leverage Ratio does not exceed 2.25 to 1.0 and (B) the Commitment Utilization Percentage does not exceed 80%.

2.18          Amendments to Section 9.05 of the Credit Agreement. Section 9.05 of the Credit Agreement is hereby amended by:

(a)               deleting the word “and” appearing at the end of clause (j) therein;

(b)               replacing the reference to “2.75” appearing in Section 9.05(k)(ii)(A) with a reference to “1.0”;

(c)               replacing the reference to “85%” appearing in Section 9.05(k)(ii)(B) with a reference to “75%”;

(d)               replacing the period at the end of clause (k) therein with “;”; and

(e)               inserting new clauses (l) and (m) immediately after clause (k) therein to read in full as follows:

(l)       Investments not otherwise permitted under this Section 9.05 in an aggregate amount not to exceed the Available Free Cash Flow Amount at the time made; provided that (i) no Borrowing Base Deficiency, Default or Event of Default has occurred and is continuing, or would result therefrom, and (ii) after giving pro forma effect to such Investment, (A) the Leverage Ratio does not exceed 2.25 to 1.0 and (B) the Commitment Utilization Percentage does not exceed 80%; and

(m)       the consummation of the HighPoint Merger (as defined in the Second Amendment) on the Second Amendment Effective Date.

2.19          Amendment to Section 9.08 of the Credit Agreement. Section 9.08 of the Credit Agreement is hereby amended by adding the following sentence at the end of such Section.

Notwithstanding anything to the contrary in this Section 9.08, the Credit Parties may consummate the HighPoint Merger (as defined in the Second Amendment) on the Second Amendment Effective Date.

2.20          Amendments to Section 9.10 of the Credit Agreement. Section 9.10 of the Credit Agreement is hereby amended by:

(a)               Replacing each reference to “Borrowing Base Properties” in clause (d) and clause (e) appearing therein with “Proved Oil and Gas Properties evaluated in the Reserve Report used in the most recent determination of the Borrowing Base”;

(b)               deleting the word “and” appearing at the end of clause (e) therein;

(c)               amending and restating clause (f) in its entirety to read in full as follows:

(f)       Transfers in connection with Investments permitted by Section 9.05, other than Transfers of (i) any Proved Oil and Gas Properties evaluated in the Reserve Report used in the most recent determination of the Borrowing Base or (ii) any Equity Interests in any E&P Credit Party owning Proved Oil and Gas Properties evaluated in the Reserve Report used in the most recent determination of the Borrowing Base; and

(d)               inserting a new clause (g) immediately after clause (f) therein to read in full as follows:

(g)       Transfers of Properties among the Credit Parties; provided that (i) with respect to any Transfers of Equity Interests in any E&P Credit Party, the requirements of Section 8.14(b) are satisfied and (ii) with respect to any Transfers of Proved Oil and Gas Properties evaluated in the Reserve Report used in the most recent determination of the Borrowing Base, the transferee promptly delivers mortgages or other Security Instruments in favor of the Administrative Agent to the extent necessary to satisfy the requirements of Section 8.14.

2.21          Amendment to Section 9.15(b) of the Credit Agreement. Section 9.15(b) of the Credit Agreement is hereby amended and restated in its entirety to read in full as follows:

(b)       The Borrower will not, nor will it permit any other Credit Party to prior to the date that is 180 days after the Maturity Date, make or offer to make any optional or voluntary Redemption of or otherwise optionally or voluntarily Redeem (whether in whole or in part) any principal in respect of any Permitted Additional Debt, except (i) with the Net Cash Proceeds of any substantially contemporaneous issuance of Equity Interests (other than Disqualified Capital Stock) or in exchange for Equity Interests (other than Disqualified Capital Stock), (ii) with the Net Cash Proceeds of any Permitted Refinancing, (iii) if after giving pro forma effect to such Redemption, (A) no Borrowing Base Deficiency or Default exists or results therefrom, (B) the Commitment Utilization Percentage is not more than 75% and (C) the Leverage Ratio is less than 1.0 to 1.0, or (iv) in an aggregate amount not to exceed the Available Free Cash Flow Amount at the time made, if after giving pro forma effect to such Redemption, (A) no Borrowing Base Deficiency, Default or Event of Default exists or results therefrom, (B) the Commitment Utilization Percentage is not more than 80% and (C) the Leverage Ratio is less than 2.25 to 1.0.

2.22          Amendments to Section 10.01 of the Credit Agreement. Section 10.01 of the Credit Agreement is hereby amended by:

(a)               amending and restating the parenthetical appearing in clause (e) to read in full as follows:

(other than those specified in Section 10.01(a), Section 10.01(b), Section 10.01(d) or Section 10.01(o))

(b)               inserting a new clause (o) immediately after clause (n) therein to read in full as follows:

(o)       any Credit Party shall fail to observe or perform any covenant, condition or agreement contained in Section 8.19, and such failure shall continue unremedied for a period of sixty (60) days after the earlier to occur of (i) a Responsible Officer of the Borrower or any other Credit Party having knowledge of such default or (ii) written notice thereof from the Administrative Agent to the Borrower.

2.23          Amendments to Section 12.03(b) of the Credit Agreement. Section 12.03(b) of the Credit Agreement is hereby amended by:

(a)               inserting the words “BY ANY PERSON (INCLUDING, WITHOUT LIMITATION, ANY CREDIT PARTY OR ITS RESPECTIVE SUBSIDIARIES)” immediately after the reference to “AGAINST ANY INDEMNITEE” appearing therein; and

(b)                inserting the words “, ISSUING BANK” immediately after the reference to “AGENT” appearing in clause (ii) therein.

2.24          Amendment to Section 12.04(b)(i)(B) of the Credit Agreement. Section 12.04(b)(i)(B) of the Credit Agreement is hereby amended by deleting the words “or any Issuing Bank” appearing in the proviso therein.

2.25          Amendment to Section 12.09(b) of the Credit Agreement. Section 12.09(b) of the Credit Agreement is hereby amended by deleting the word “EXCLUSIVE” appearing therein and replacing it with “NON-EXCLUSIVE”.

2.26          Amendment to Section 12.18 of the Credit Agreement. Section 12.18 of the Credit Agreement is hereby amended and restated in its entirety to read in full as follows:

Section 12.18   Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)       the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)       the effects of any Bail-In Action on any such liability, including, if applicable:

(i)       a reduction in full or in part or cancellation of any such liability;

(ii)       a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)       the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

2.27          Cover Page Amendment. The cover page of the Credit Agreement is hereby amended by

(a)               deleting the phrase “JPMORGAN CHASE BANK, N.A., and KEYBANK NATIONAL ASSOCIATION as Joint Lead Arrangers,” in its entirety and replacing it with the following:

JPMORGAN CHASE BANK, N.A., KEYBANK NATIONAL ASSOCIATION, WELLS FARGO SECURITIES, LLC and CITIBANK, N.A., as Joint Lead Arrangers,

(b)               deleting the phrase “CAPITAL ONE, NATIONAL ASSOCIATION as Documentation Agent” in its entirety and replacing it with the following:

CAPITAL ONE, NATIONAL ASSOCIATION and U.S. BANK NATIONAL ASSOCIATION, as Documentation Agents

2.28          Replacement of Schedule 1.1. Schedule 1.1 to the Credit Agreement is hereby replaced in its entirety with Schedule 1.1 hereto and Schedule 1.1 hereto shall be deemed to be attached as Schedule 1.1 to the Credit Agreement.

2.29          Replacement of Schedule 1.2. Schedule 1.2 to the Credit Agreement is hereby replaced in its entirety with Schedule 1.2 hereto and Schedule 1.2 hereto shall be deemed to be attached as Schedule 1.2 to the Credit Agreement. Immediately after giving effect to this Second Amendment and any Borrowings made on the Second Amendment Effective Date, (a) each Lender (including each New Lender, but excluding the Exiting Lenders (as defined below)) who holds Loans in an aggregate amount less than its Applicable Revolving Credit Percentage of all Loans shall advance new Loans which shall be disbursed to the Administrative Agent and used to repay Loans outstanding to each Lender who holds Loans in an aggregate amount greater than its Applicable Revolving Credit Percentage of all Loans (including, for the avoidance of doubt, the repayment of all Loans owing to each Exiting Lender), (b) each Lender’s (including each New Lender’s) participation in each Letter of Credit, if any, shall be automatically adjusted to equal its Applicable Revolving Credit Percentage, (c) such other adjustments shall be made as the Administrative Agent shall specify so that the Revolving Credit Exposure applicable to each Lender (including each New Lender) equals its Applicable Revolving Credit Percentage of the aggregate Revolving Credit Exposure of all Lenders (and any other such adjustments that the Administrative Agent shall specify that provide for the payment of all accrued and unpaid interest owing to each Exiting Lender) and (d) upon request by each applicable Lender, the Borrower shall be required to make any break funding payments owing to such Lender that are required under Section 5.02 of the Credit Agreement as a result of the reallocation of Loans and adjustments described in this Section 2.29.

2.30          New Schedule 1.4. Schedule 1.4 attached hereto as Schedule 1.4 shall be deemed to be attached as a new Schedule 1.4 to the Credit Agreement as of the Second Amendment Effective Date.

2.31          Replacement of Schedule 7.14. Schedule 7.14 to the Credit Agreement is hereby replaced in its entirety with Schedule 7.14 hereto and Schedule 7.14 hereto shall be deemed to be attached as Schedule 7.14 to the Credit Agreement.

Section 3.                   Borrowing Base and Election of Elected Loan Limit.

3.1              Borrowing Base. In reliance on the representations, warranties, covenants and agreements contained in this Second Amendment, and subject to the satisfaction of the conditions precedent set forth in Section 5 hereof, the Administrative Agent and each of the Lenders (including the New Lenders) hereby agree that, effective as of the Second Amendment Effective Date, the Borrowing Base is hereby increased from $260,000,000 to $500,000,000, and the Borrowing Base shall remain at $500,000,000 until the next Scheduled Redetermination, Interim Redetermination or other adjustment of the Borrowing Base thereafter, whichever occurs first pursuant to the terms of the Credit Agreement. The Borrower and the Lenders acknowledge that the redetermination of the Borrowing Base provided for in this Section 3.1 shall not constitute either a Scheduled Redetermination nor an Interim Redetermination, in each case, for the purposes of Section 2.06 of the Credit Agreement.

3.2              Election of Elected Loan Limit. In reliance on the representations, warranties, covenants and agreements contained in this Second Amendment, subject to the satisfaction of the conditions precedent set forth in Section 5 hereof, and in connection with the Borrowing Base increase provided for in Section 3.1 hereof, the Administrative Agent, the Lenders (including the New Lenders) and the Borrower agree that the Elected Loan Limit shall be increased from $260,000,000 to $400,000,000, and shall remain $400,000,000 until subsequently decreased or increased pursuant to Section 2.01(b) of the Credit Agreement.

Section 4.                   Amendment to Security Agreement. In reliance on the representations, warranties, covenants and agreements contained in this Second Amendment, and subject to the satisfaction of the conditions precedent set forth in Section 5 hereof, effective as of the Second Amendment Effective Date, Schedule 7 to the Security Agreement is hereby replaced in its entirety with Annex II hereto and Annex II hereto shall be deemed to be attached as Schedule 7 to the Security Agreement.

Section 5.                   Conditions Precedent. The effectiveness of this Second Amendment is subject to the following:

5.1              Counterparts. The Administrative Agent shall have received counterparts of this Second Amendment from (a) each of the Credit Parties (including the New Obligated Parties after giving effect to the Assumption Agreement (as defined below)), (b) each of the Lenders (including the New Lenders) and (c) each of the Exiting Lenders.

5.2              Fees. The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Second Amendment Effective Date (including all fees and other amounts due and payable to the Administrative Agent on account of the Lenders (including the New Lenders)).

5.3              Mortgage and Deed of Trust Amendments. The Administrative Agent shall have received duly executed amendments and restatements and/or amendments to any mortgages and deeds of trust that are in effect immediately prior to the Second Amendment Effective Date, in each case, in form and substance reasonably acceptable to the Administrative Agent to reflect, among other things, the Aggregate Maximum Credit Amounts of the Lenders as amended by this Second Amendment.

5.4              Mortgage and Title. After giving effect to the HighPoint Merger and any additional title information and other Security Instruments delivered by the Credit Parties in connection therewith, the Administrative Agent shall (a) have received title information, as the Administrative Agent may reasonably require, setting forth the status of title to at least 90% of the total value of the Proved Oil and Gas Properties evaluated in the most recently delivered Reserve Report prior to the Second Amendment Effective Date, including any Engineering Reports relating to the Oil and Gas Properties of HighPoint and its subsidiaries (collectively, the “Specified Reserve Report”) and (b) be reasonably satisfied that the Security Instruments create first priority, perfected Liens (subject only to Permitted Liens) on, among other things, at least 90% of the total value of the Proved Oil and Gas Properties evaluated in the Specified Reserve Report.

5.5              Legal Opinion. The Administrative Agent shall have received a signed legal opinion of (a) Simpson, Thacher & Bartlett LLP, counsel to the Credit Parties (including the New Obligated Parties) and (b) local counsel to the Credit Parties (including the New Obligated Parties) in the State of Colorado, in each case, in form and substance reasonably satisfactory to the Administrative Agent.

5.6              Absence of Liens and HighPoint Credit Agreement Termination.

(a)               The Administrative Agent shall have received evidence satisfactory to it (including mortgage releases and UCC-3 financing statement terminations, as applicable) that all Liens on the Equity Interests of the New Obligated Parties and the Properties of the New Obligated Parties have been released or terminated, subject only to the filing of applicable terminations and releases and Permitted Liens.

(b)               The Administrative Agent shall have received a payoff letter and/or termination letter in form and substance reasonably satisfactory to the Administrative Agent evidencing that, contemporaneously with the effectiveness of the Second Amendment and the making of any Loans on the Second Amendment Effective Date, (a) the Credit Agreement, dated as of September 14, 2018, among HighPoint, as borrower, JPMorgan Chase Bank N.A., as administrative agent, and the lenders party thereto has been repaid in full, (b) the commitments thereunder have been terminated, and (c) the liens securing the Debt under such agreement have been released and terminated.

5.7              Lien Searches (New Obligated Parties). The Administrative Agent shall have received appropriate UCC search results reflecting no prior Liens encumbering the Properties of, or the Equity Interest of, the New Obligated Parties for the State of Delaware and any other jurisdiction reasonably requested by the Administrative Agent, other than Permitted Liens.

5.8              Closing Certificate. The Administrative Agent shall have received a certificate of the Secretary, Assistant Secretary or a Responsible Officer of the Credit Parties certifying: (a) that attached to such certificate are true, accurate and complete copies of the HighPoint Merger Agreement, “Transaction Support Agreement” (as defined in the HighPoint Merger Agreement) and all side letters and each other material agreement and assignment (including any assignments and bills of sale) executed and delivered in connection with the HighPoint Merger (collectively, the “HighPoint Merger Documents”), which HighPoint Merger Documents shall be reasonably acceptable to the Administrative Agent, (b) that substantially concurrently with any Borrowings on the Second Amendment Effective Date, the Borrower is consummating the HighPoint Merger substantially in accordance with the terms of the HighPoint Merger Documents (without any material waiver or amendment thereof not otherwise approved by the Administrative Agent) and the Credit Parties shall, directly or indirectly, own all of the Oil and Gas Properties of the New Obligated Parties, (c) solely with regards to the Exchange Offer Transaction, the Minimum Participation Condition shall be satisfied, (d) that attached to such certificate are true, accurate and complete copies of any indentures governing the Bonanza Senior Notes, all guarantees thereof and all other agreements, documents or instruments executed and delivered by the Borrower or any Restricted Subsidiary in connection with, or pursuant to, the incurrence or issuance of the Bonanza Senior Notes (collectively, the “Bonanza Senior Notes Documents”), which Bonanza Senior Notes Documents shall be reasonably acceptable to the Administrative Agent and (e) that all governmental and third party consents and all equity holder and board of director (or comparable entity management body) authorizations of (i) the HighPoint Merger that are conditions to the consummation of the HighPoint Merger and (ii) the issuance of the Bonanza Senior Notes have been obtained and are in full force and effect.

5.9              Approvals. In the event the HighPoint Merger occurs via the Prepackage Transaction, (a) the effective date under the Prepacked Plan (which Prepackaged Plan shall be satisfactory to the Administrative Agent) shall have occurred or shall have occurred concurrently with the effectiveness of this Second Amendment (and all conditions precedent thereto as set forth therein shall have been satisfied or waived in accordance with the terms thereof) and (b) the Bankruptcy Court (as defined in the HighPoint Merger Agreement) shall have entered the Confirmation Order (as defined in the HighPoint Merger Agreement) confirming the Prepackaged Plan, and which Confirmation Order shall be satisfactory to the Administrative Agent and be in full force and effect and shall not (i) have been stayed, reversed, vacated, amended, supplemented or otherwise modified in a manner that could reasonably be expected to adversely affect the interests of the Administrative Agent or the Lenders or (ii) be the subject of any appeal.

5.10          Maximum Unsecured Debt. The Administrative Agent shall have received evidence reasonably satisfactory to it that, after giving effect to the HighPoint Merger, the issuance of the Bonanza Senior Notes and this Second Amendment, the principal amount of unsecured Debt outstanding of the Borrower and its Restricted Subsidiaries for borrowed money (other than the HighPoint Senior Notes permitted to exist pursuant to Section 9.02(c) of the Credit Agreement) does not exceed $100,000,000 in the aggregate.

5.11          Maximum Revolving Credit Exposures. After giving effect to Section 3 hereof, any Borrowing made or Letter of Credit issued (or deemed issued) on the Second Amendment Effective Date and the consummation of the HighPoint Merger, the aggregate Revolving Credit Exposures of the Revolving Credit Lenders does not exceed $200,000,000.

5.12          Stock Certificates and Powers. All Equity Interests of HighPoint and its subsidiaries shall have been pledged pursuant to the Security Agreement, and the Administrative Agent shall have received all certificates representing the Equity Interests of HighPoint and its subsidiaries accompanied by any instruments of transfer and/or undated powers endorsed in blank.

5.13          Security Agreement Supplement. The Administrative Agent shall have received a Security Agreement Supplement as required by Section 8.14 of the Credit Agreement and Section 6.11 of the Security Agreement in form and substance reasonably satisfactory to the Administrative Agent, duly executed and delivered by the New Obligated Parties.

5.14          Assumption Agreement. The Administrative Agent shall have received an Assumption Agreement as required by Section 8.14 of the Credit Agreement and Section 7.13 of the Guarantee Agreement in form and substance reasonably satisfactory to the Administrative Agent duly executed and delivered by the New Obligated Parties (the “Assumption Agreement”).

5.15          Officer’s Certificate. The Administrative Agent shall have received a certificate of the Secretary, Assistant Secretary or a Responsible Officer of each Credit Party (including, for the avoidance of doubt, each New Obligated Party) setting forth (a) resolutions of the members, board of directors or other appropriate governing body with respect to the authorization of such Credit Party to execute and deliver the Second Amendment and the other Loan Documents to which it is a party and to enter into the transactions contemplated in those documents, (b) the officers of such Credit Party who are authorized to sign the Loan Documents to which such Credit Party is a party and who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with the Credit Agreement, as amended hereby, and the other Loan Documents, and the transactions contemplated thereby, (c) specimen signatures of such authorized officers, and (d) the limited liability company agreement, the articles or certificate of incorporation and bylaws or other applicable organizational documents of such Credit Party, certified as being true and complete. The Administrative Agent and the Lenders may conclusively rely on such certificate until the Administrative Agent receives notice in writing from the Credit Parties to the contrary.

5.16          UCC Financing Statements. The Administrative Agent shall have received a UCC financing statement as the Administrative Agent may request with respect to each New Obligated Party to perfect the Liens granted pursuant to the Security Instruments that may be perfected by the filing of a financing statement.

5.17          Good Standing Certificates. The Administrative Agent shall have received certificates of the appropriate State agencies with respect to the existence, qualification and good standing of each Credit Party (including, for the avoidance of doubt, each New Obligated Party).

5.18          Insurance Certificates. The Administrative Agent shall have received a certificate of insurance coverage of each New Obligated Party evidencing that the New Obligated Parties are carrying insurance in accordance with Section 7.12 of the Credit Agreement.

5.19          KYC Requirements. The Administrative Agent and the Lenders shall have received, and be reasonably satisfied in form and substance with, all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including but not restricted to the USA PATRIOT Act, to the extent that Administrative Agent and/or the Lender have requested such documentation or other information at least five (5) Business Days prior to the Second Amendment Effective Date.

5.20          No Material Adverse Effect. No material litigation, arbitration or similar proceeding shall be pending or threatened which calls into question the validity or enforceability of this Second Amendment, the Credit Agreement, the other Loan Documents or the Transactions contemplated hereby and thereby.

5.21          Notes. The Administrative Agent shall have received duly executed Revolving Credit Notes payable to each Revolving Credit Lender (including each New Lender) requesting a Revolving Credit Note (to the extent requested at least two (2) Business Days prior to the Second Amendment Effective Date) in a principal amount equal to its Maximum Credit Amount (as amended hereby) dated as of the date hereof.

5.22          Specified Reserve Report. The Administrative Agent shall have received the Specified Reserve Report.

5.23          HighPoint Senior Notes Amendments. If the HighPoint Merger occurs via the Exchange Offer Transaction, any HighPoint Senior Notes that are not assigned to the Borrower shall be amended in form and substance reasonably acceptable to the Administrative Agent to remove all covenants thereto and waive any mandatory redemptions required by a “change in control”.

5.24          Other Documents. The Administrative Agent shall have received such other documents as the Administrative Agent or counsel to the Administrative Agent may reasonably request.

Section 6.                   New Lenders. Each New Lender hereby joins in, becomes a party to, and agrees to comply with and be bound by the terms and conditions of the Credit Agreement as a Lender thereunder and under each and every other Loan Document to which any Lender is required to be bound by the Credit Agreement, to the same extent as if such New Lender were an original signatory thereto. Each New Lender hereby appoints and authorizes the Administrative Agent to take such action as the Administrative Agent on its behalf and to exercise such powers and discretion under the Credit Agreement as are delegated to the Administrative Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto. Each New Lender represents and warrants that (a) it has full power and authority, and has taken all action necessary, to execute and deliver this Second Amendment, to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (b) it has received a copy of the Credit Agreement and copies of the most recent financial statements delivered pursuant to Section 8.01 thereof, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Second Amendment and to become a Lender on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (c) from and after the Second Amendment Effective Date, it shall be a party to and be bound by the provisions of the Credit Agreement and the other Loan Documents and have the rights and obligations of a Lender thereunder.

Section 7.                   Post-Closing

7.1              HighPoint Senior Notes Requirements. If the HighPoint Merger occurs via the Exchange Offer Transaction, within two (2) Business Days after the Second Amendment Effective Date (or such later date as may be extended by the Administrative Agent in its sole discretion), the Borrower shall deliver evidence reasonably satisfactory to the Administrative Agent that the HighPoint Senior Notes have been terminated with all Debt evidenced thereby being cancelled.

7.2              Control Agreements. Within thirty (30) calendar days after the Second Amendment Effective Date (or such later date as may be extended by the Administrative Agent in its sole discretion), with respect to each Deposit Account, Commodity Account and Securities Account of the New Obligated Parties in existence on the Second Amendment Effective Date (in each case, other than Excluded Accounts), the Administrative Agent shall have received from the New Obligated Parties duly executed Control Agreements in accordance with and to the extent required by the Security Agreement. Notwithstanding anything to the contrary in Section 10.01 of the Credit Agreement, failure to comply with any provision in this Section 7 within the periods specified herein shall constitute an immediate Event of Default without any cure or grace period.

Section 8.                   Miscellaneous.

8.1              Confirmation and Effect. The provisions of the Credit Agreement (as amended by this Second Amendment) shall remain in full force and effect in accordance with its terms following the effectiveness of this Second Amendment, and this Second Amendment shall not constitute a waiver of any provision of the Credit Agreement or any other Loan Document. Each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof’, “herein”, or words of like import shall mean and be a reference to the Credit Agreement as amended hereby, and each reference to the Credit Agreement in any other document, instrument or agreement executed and/or delivered in connection with the Credit Agreement shall mean and be a reference to the Credit Agreement as amended hereby.

8.2              Ratification and Affirmation of Credit Parties. Each of the Credit Parties hereby expressly (i) acknowledges the terms of this Second Amendment, (ii) ratifies and affirms its obligations under the Loan Documents to which it is a party, (iii) acknowledges, renews and extends its continued liability under the Loan Documents to which it is a party, (iv) agrees, with respect to each Credit Party that is a Guarantor, that its Guarantee under the Guarantee Agreement remains in full force and effect with respect to the Obligations as amended hereby, (v) represents and warrants to the Lenders and the Administrative Agent that each representation and warranty of such Credit Party contained in the Credit Agreement and the other Loan Documents to which it is a party is true and correct in all material respects as of the date hereof and after giving effect to the amendments set forth in Section 2 hereof except (A) to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date hereof, such representations and warranties shall continue to be true and correct in all material respects as of such specified earlier date, and (B) to the extent that any such representation and warranty is expressly qualified by materiality or by reference to Material Adverse Effect, such representation and warranty (as so qualified) shall continue to be true and correct in all respects, (vi) represents and warrants to the Lenders and the Administrative Agent that the execution, delivery and performance by such Credit Party of this Second Amendment are within such Credit Party’s corporate, limited partnership or limited liability company powers (as applicable), have been duly authorized by all necessary action and that this Second Amendment constitutes the valid and binding obligation of such Credit Party enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditor’s rights generally, and (vii) represents and warrants to the Lenders and the Administrative Agent that, after giving effect to this Second Amendment, no Event of Default exists.

8.3              Counterparts. This Second Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, and all of such counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of this Second Amendment by fax or electronic transmission (e.g. “.pdf”) shall be effective as delivery of a manually executed original counterpart hereof.

8.4              No Oral Agreement. This written Second Amendment, the Credit Agreement and the other Loan Documents executed in connection herewith and therewith represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous, or unwritten oral agreements of the parties. There are no subsequent oral agreements between the parties that modify the agreements of the parties in the Credit Agreement and the other Loan Documents.

8.5              Governing Law. This Second Amendment (including, but not limited to, the validity and enforceability hereof) shall be governed by, and construed in accordance with, the laws of the State of New York.

8.6              Payment of Expenses. The Borrower agrees to pay or reimburse the Administrative Agent for all of its reasonable out-of-pocket costs and expenses incurred in connection with this Second Amendment, any other documents prepared in connection herewith and the transactions contemplated hereby, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent.

8.7              Severability. Any provision of this Second Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.8              Successors and Assigns. This Second Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

8.9              Exiting Lender Consents. By its execution of this Second Amendment, BMO Harris Financing, Inc., BBVA USA and The Huntington National Bank (each an “Exiting Lender”, and collectively, the “Exiting Lenders”) each hereby (a) consents to this Second Amendment in its capacity as a Lender under the Credit Agreement solely for purposes of Section 12.02 of the Credit Agreement, and (b) acknowledges and agrees to Section 2.29 of this Second Amendment. Each of the parties hereto hereby agrees and confirms that after giving effect to Section 2.29 of this Second Amendment, including after giving effect to the repayment of all Loans and accrued and unpaid interest and fees owing to each Exiting Lender, each Exiting Lender’s Commitment shall be $0.00, each Exiting Lender’s Commitments to lend and all other obligations of each Exiting Lender under the Credit Agreement shall be terminated, and the Exiting Lender shall cease to be a Lender for all purposes under the Loan Documents.

[Signature Pages Follow.]

The parties hereto have caused this Second Amendment to be duly executed as of the day and year first above written.

BORROWER:	BONANZA CREEK ENERGY, INC.

By:	/s/ Brant H. DeMuth
Name:	Brant H. DeMuth
Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Second Amendment to Credit Agreement – Bonanza Creek Energy, Inc.]

GUARANTORS:	BONANZA CREEK ENERGY OPERATING COMPANY, LLC

By:	/s/ Brant H. DeMuth
Name:	Brant H. DeMuth
Title:	Executive Vice President and Chief Financial Officer

HOLMES EASTERN COMPANY, LLC

By:	/s/ Brant H. DeMuth
Name:	Brant H. DeMuth
Title:	Executive Vice President and Chief Financial Officer

ROCKY MOUNTAIN INFRASTRUCTURE, LLC

By:	/s/ Brant H. DeMuth
Name:	Brant H. DeMuth
Title:	Executive Vice President and Chief Financial Officer

HIGHPOINT RESOURCES CORPORATION

By:	/s/ Brant H. DeMuth
Name:	Brant H. DeMuth
Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Second Amendment to Credit Agreement – Bonanza Creek Energy, Inc.]

HIGHPOINT OPERATING CORPORATION

By:	/s/ Brant H. DeMuth
Name:	Brant H. DeMuth
Title:	Executive Vice President and Chief Financial Officer

FIFTH POCKET PRODUCTION, LLC

By:	/s/ Brant H. DeMuth
Name:	Brant H. DeMuth
Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Second Amendment to Credit Agreement – Bonanza Creek Energy, Inc.]

JPMORGAN CHASE BANK, N.A., as Administrative Agent and a Lender

By:	/s/ Anson D. Williams
Name:	Anson D. Williams
Title:	Authorized Officer

[Signature Page to Second Amendment to Credit Agreement – Bonanza Creek Energy, Inc.]

KEYBANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ George E. McKean
Name:	George E. McKean
Title:	Senior Vice President

[Signature Page to Second Amendment to Credit Agreement – Bonanza Creek Energy, Inc.]

CITIBANK, N.A.,
as a Lender

By:	/s/ Cliff Vaz
Name:	Cliff Vaz
Title:	Vice President

[Signature Page to Second Amendment to Credit Agreement – Bonanza Creek Energy, Inc.]

U.S. BANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Bruce Hernandez
Name:	Bruce Hernandez
Title:	Senior Vice President

[Signature Page to Second Amendment to Credit Agreement – Bonanza Creek Energy, Inc.]

FIFTH THIRD BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Jonathan H. Lee
Name:	Jonathan H. Lee
Title:	Executive Director

[Signature Page to Second Amendment to Credit Agreement – Bonanza Creek Energy, Inc.]

BANK OF AMERICA, N.A.,
as a Lender

By:	/s/ Ronald E. McKaig
Name:	Ronald E. McKaig
Title:	Managing Director

[Signature Page to Second Amendment to Credit Agreement – Bonanza Creek Energy, Inc.]

TRUIST BANK (as successor by merger to SunTrust Bank),
as a Lender

By:	/s/ Benjamin L. Brown
Name:	Benjamin L. Brown
Title:	Director

[Signature Page to Second Amendment to Credit Agreement – Bonanza Creek Energy, Inc.]

CAPITAL ONE, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Christopher Kuna
Name:	Christopher Kuna
Title:	Senior Director

[Signature Page to Second Amendment to Credit Agreement – Bonanza Creek Energy, Inc.]

BOKF, N.A. DBA BANK OF OKLAHOMA,
as a Lender

By:	/s/ Guy C. Evangelista
Name:	Guy C. Evangelista
Title:	Senior Vice President

[Signature Page to Second Amendment to Credit Agreement – Bonanza Creek Energy, Inc.]

WELLS FARGO BANK, N.A.,
as a New Lender

By:	/s/ Jonathan Herrick
Name:	Jonathan Herrick
Title:	Director

[Signature Page to Second Amendment to Credit Agreement – Bonanza Creek Energy, Inc.]

COMERICA BANK,
as a New Lender

By:	/s/ Caroline M. McClurg
Name:	Caroline M. McClurg
Title:	Senior Vice President

[Signature Page to Second Amendment to Credit Agreement – Bonanza Creek Energy, Inc.]

BMO HARRIS FINANCING, INC.,
as an Exiting Lender

By:	/s/ Hill Taylor
Name:	Hill Taylor
Title:	Vice President

[Signature Page to Second Amendment to Credit Agreement – Bonanza Creek Energy, Inc.]

BBVA USA,
as an Exiting Lender

By:	/s/ Gabriela Azcarate
Name:	Gabriela Azcarate
Title:	Senior Vice President

[Signature Page to Second Amendment to Credit Agreement – Bonanza Creek Energy, Inc.]

THE HUNTINGTON NATIONAL BANK,
as an Exiting Lender

By:	/s/ Jason Zilewicz
Name:	Jason Zilewicz
Title:	Director

[Signature Page to Second Amendment to Credit Agreement – Bonanza Creek Energy, Inc.]

ANNEX I

NEW OBLIGATED PARTIES

HighPoint Resources Corporation, a Delaware corporation

HighPoint Operating Corporation, a Delaware corporation

Fifth Pocket Production, LLC, a Colorado limited liability company

Annex I to Second Amendment to Credit Agreement – Bonanza Creek Energy, Inc.

SCHEDULE 1.1

APPLICABLE MARGIN

	Commitment Utilization Grid
	Level I	Level II	Level III	Level IV	Level V
Commitment Utilization Percentage	<25%	>25% <50%	>50% <75%	>75% <90%	≥90%
Eurodollar Revolving Credit Loans	3.00%	3.25%	3.50%	3.75%	4.00%
Letters of Credit	3.00%	3.25%	3.50%	3.75%	4.00%
ABR Revolving Credit Loans	2.00%	2.25%	2.50%	2.75%	3.00%
Commitment Fee Rate	0.50%	0.50%	0.50%	0.50%	0.50%

Schedule 1.1-1